Filed pursuant to Rule 424b3
Registration Statement No. 333-200812

PRELIMINARY PRICING SUPPLEMENT

Dated August 28, 2015 to

PROSPECTUS SUPPLEMENT

Dated January 30, 2015 and

PROSPECTUS

Dated January 29, 2015

QUÉBEC

MEDIUM-TERM NOTES, SERIES A, FLOATING RATE NOTES DUE 2018

Issuer:	Québec
Title of Securities:	Medium-Term Notes, Series A, Floating Rate Notes Due 2018 (“Series A Notes”)
Form of Security:	Global Note
Format:	SEC Registered-Registration Statement Number 333-200812
Ranking:	Direct, unconditional debt
Size:	U.S. $
Trade Date:	August , 2015
Settlement Date:	September , 2015
Maturity Date:	September , 2018
Interest Payment Dates:	March , June , September and December of each year, subject to adjustment in accordance with Modified Following Business Day convention.
First Interest Payment Date:	December 2015, subject to adjustment in accordance with Modified Following Business Day convention. Interest will accrue from September , 2015.
Spread to 3 month USD LIBOR:	+ bps
Price:	% plus accrued interest, if any, from September , 2015
Day Count:	Actual/360
Denominations:	US$5,000 and integral multiples of $1,000 for higher amounts
Joint Lead Managers & Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
BMO Capital Markets Corp.
J.P. Morgan Securities plc
RBC Capital Markets, LLC
Cusip/ISIN:	74815H CQ3
Listing and Admission to Trading:	Application will be made for the Series A Notes to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange on or as soon as possible after the closing of the issue. We cannot guarantee that this application will be approved, and settlement of the Series A Notes is not conditioned on obtaining the listing.
Governing Law:	Québec and Canada
Prospectus and Prospectus Supplement:	Prospectus dated January 29, 2015, and Prospectus Supplement dated January 30, 2015
Stabilization:	Reg M/FCA/ICMA
Fiscal Agent:	Citibank, N.A.
Other Terms:	Québec has agreed, as a term of the Series A Notes, that each year it will deposit into its sinking fund constituted by Ministerial Order no. FIN-11 dated June 12, 2012 (the “Sinking Fund”) an amount equal to at least 1% of the outstanding principal amount of the Notes. The funds to be deposited in the Sinking Fund will be drawn from the Consolidated Revenue Fund of Québec. The Minister may invest money from the Sinking Fund and may dispose of or terminate such investments according to their terms.

The funds in the Sinking Fund will be used for repayment at maturity. The Series A Notes may be repaid from the proceeds deposited in the Sinking Fund. However, Québec is under no obligation to apply proceeds of the Sinking Fund to repay any particular series, including the Series A Notes, and there is no limitation on the amount of debt that may be designated in this manner in respect of the Sinking Fund. The Series A Notes will not be redeemable for sinking fund purposes.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY QUÉBEC FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.

RECENT DEVELOPMENTS

The information set forth below does not purport to be complete and supplements, and is qualified in its entirety by, the more detailed information contained in Québec’s Annual Report on Form 18-K for the fiscal year ended March 31, 2015, as amended, and the other documents incorporated by reference in the prospectus, the prospectus supplement, and this Preliminary Pricing Supplement. See “Where You Can Find More Information” in this preliminary pricing supplement.

Recent Economic Developments in 2015

The following table shows the changes in the main economic indicators for Canada and Québec through the latest period reported over the comparable period in the preceding year:

	Latest Period Reported	Percentage Changes Through Latest Period Reported Over Comparable Period in Preceding Year(1)
		Canada	Québec
GDP:
Real GDP (chained 2007 dollars)	May	1.5	1.1
Merchandise exports (2007 prices)	June	4.1	6.6
Retail trade	June	2.2	0.4
Housing starts	July	-1.7	-14.1
Value of manufacturers’ shipments	June	-1.5	0.3
Employment	July	0.9	1.0
Consumer Price Index(2)	July	1.3	1.3

	Latest Month Reported	Percentage of Labor Force
		Canada	Québec
Unemployment rate	July	6.8	7.7
(1)	Seasonally adjusted average of months available except for Consumer Price Index.

(2)	Year over year change, not seasonally adjusted.

Sources: Statistics Canada, Canada Mortgage and Housing Corporation and the Institut de la statistique du Québec.

Economic Assumptions

The projections in the 2015-2016 Budget reflect the following assumptions regarding the economy of Québec for 2015.

Economic Assumptions included in the 2015-2016 Budget

(in percentage)

Percentage Change over 2014
GDP
At current market prices	3.8
In chained 2007 dollars	2.0
Household income	3.4
Business non-residential capital expenditures (2007 prices)	2.8
International exports (2007 prices)	5.5
Household Consumption (2007 prices)	2.4
Labor force	0.7
Employment	0.9

Average Rate
Unemployment rate	7.5

Note:	Economic assumptions, such as those included in the table above in this report and in all amendments to this report, are developed by Québec and are a necessary part of the budget process. Actual results may differ materially from these assumptions.

Sources : Ministère des Finances du Québec.

Where You Can Find More Information

We file annual reports, amendments to annual reports and other information with the U.S. Securities and Exchange Commission (“SEC”). These reports include financial information about us and may be accompanied with exhibits.

You may read and copy any document we file with the SEC at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement and the exhibits and schedules to the registration statement are also available through the SEC’s website at http://www.sec.gov.

You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address or, without charge, from us at the address listed below.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below:

•	our Annual Report on Form 18-K for the year ended March 31, 2015, filed on June 5, 2015;

•	our Report on Form 18-K/A filed on March 30, 2015, which includes excerpts from our 2015-2016 Budget; and

•	our Reports on Form 18-K/A filed July 6, 2015 and August 24, 2015.

We also incorporate by reference all our future annual reports and amendments to annual reports, and any other information we file with the SEC pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the Securities. Each time we file a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents. All of these documents incorporated by reference are filed with the SEC under File No. 2-86339.

You may request a free copy of the annual reports, amendments to annual reports and other information mentioned above by writing to the following address:

Québec

Ministère des Finances

Direction du financement des organismes publics et de la documentation financière

12 rue Saint-Louis

Québec, Québec

Canada G1R 5L3;

Tel.:	(418) 643-8141
Fax:	(418) 643-4700

We are responsible for the information incorporated by reference or contained in the prospectus, the prospectus supplement, this preliminary pricing supplement and any related free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different or additional information, and we take no responsibility for any other information that others may give you. We are not making an offer of the Series A Notes in any state where the offer is not permitted by the law. You should not assume that the information in the prospectus, the prospectus supplement or this preliminary pricing supplement is accurate as of any date other than the date on the front of those documents.